Exhibit 4.13
ASML HOLDING N.V.
CONSULTANCY AGREEMENT
This agreement (the “AGREEMENT”) dated January 1, 2006 (the “EFFECTIVE DATE”) is entered into by and between ASML Holding N.V., with its registered office at De Run 6501, 5504 DR in Veldhoven, the Netherlands (“ASML”), and David P. Chavoustie, 7130 Valley Haven Drive, Charlotte, NC 28211, USA (“CONSULTANT”).
Whereas CONSULTANT was member of ASML’s Management Team since April 15, 1998 as Vice President World Wide Sales and whereas CONSULTANT was subsequently appointed Executive Vice President Sales and member of the Board of Management of ASML effective April 1, 2000, which latter functions he held until his retirement per December 31, 2005;
Whereas ASML wishes to engage CONSULTANT to perform consulting services as described in more detail in this AGREEMENT.
THEREFORE, in consideration of these premises and mutual covenants contained herein, the parties agree as follows:
1.	SERVICES.

CONSULTANT shall on an on-call basis perform consulting services relating to the organizational restructuring of ASML’s operations in the United States; ASML’s operations in Asia, specifically in relation to ASML’s customer Taiwan Semiconductor Manufacturing Company Ltd. (TSMC); and such other services as ASML shall from time to time request (the “SERVICES”). CONSULTANT shall render such SERVICES in a timely and professional manner and shall cooperate with ASML to the end that CONSULTANT will respond to all reasonable requests for the SERVICES and will render to ASML the assistance herein contemplated.

2.	TERM.

This AGREEMENT will be effective from the EFFECTIVE DATE and continue until December 31, 2006.

3.	TERMINATION.

This AGREEMENT will expire on December 31, 2006. The parties may mutually agree to extend the term of the AGREEMENT (upon whatever terms — including altered terms – the parties agree) by exchanging written or electronic correspondence. The AGREEMENT will then continue for whatever extended term the parties agree to or until terminated by either party giving 60 days’ written notice to the other. This AGREEMENT may also be terminated immediately upon written notice by one party that the other has breached a material provision of this AGREEMENT.

4.	COMPUTER AND NETWORK ACCESS.

ASML will provide CONSULTANT with a computer and cell phone if CONSULTANT wishes so. ASML will retain sole ownership of the computer and cell phone at all times relevant. CONSULTANT must return the computer and cell phone within five days of the termination of this AGREEMENT by either party. ASML will provide CONSULTANT with access to ASML’s network. ASML reserves the right to restrict or terminate CONSULTANT’S access to ASML’s network at any time for any reason whatsoever.

5.	REPRESENTATIONS AND WARRANTIES.

CONSULTANT represents and warrants the following:
a.	Any information, material, or results made available by CONSULTANT to ASML under this AGREEMENT or in connection with the performance of the SERVICES hereunder shall not be restricted by any third party’s right;

b.	Such information, material, and results shall not have been developed or obtained by CONSULTANT in any manner that infringes any third party’s rights or that violates any laws or regulations.

c.	CONSULTANT shall adhere to ASML’s Code of Ethical Business Conduct while performing its SERVICES under this AGREEMENT.
6.	CONFIDENTIAL INFORMATION.

For the purpose of this Clause 6, the term “ASML” shall include its affiliates, subsidiaries, and joint ventures/partnerships/consortiums to which ASML is a member or participant. CONSULTANT agrees that during and after the term of this AGREEMENT, it shall maintain in confidence and not use or disclose to others, except to the extent required to perform the SERVICES for ASML, all proprietary or confidential information or know-how of ASML (the “Confidential Information”), whether or not it is in written or tangible form, including any and all computer software (including operating and applications software, whether owned, licensed or sublicensed by ASML) and any and all technical or business information relating to ASML, research and engineering, procedures, processes and techniques, finances, customers and marketing, and production and future business plans, except to the extent that any of such information is already legitimately available to the public. CONSULTANT’s obligations hereunder shall survive the termination of this AGREEMENT.

In the event CONSULTANT breaches any of the obligations as described in this Clause 6, CONSULTANT shall without notice of default being required, pay to ASML for each such breach a penalty equal to the amount of USD 10,000.

7.	NON-COMPETITION.

CONSULTANT will not engage, directly or indirectly, during the term of this AGREEMENT and for one year after the last SERVICES were performed under this AGREEMENT, in business which is or will be competing with ASML, its subsidiaries, affiliates or joint ventures/partnerships/consortiums to which ASML is a member or participant. This obligation applies worldwide.

In the event CONSULTANT breaches any of the obligations as described in this Clause 7, CONSULTANT shall without notice of default being required, pay to ASML for each such breach a penalty equal to the amount of USD 5,000, plus a penalty of USD 1,000 for each day such breach occurs and continues.

8.	COMPENSATION.

CONSULTANT will receive compensation from ASML as follows:

a. RETAINER FEE. In consideration for the SERVICES to be performed by CONSULTANT and the rights granted to ASML hereunder, ASML will pay CONSULTANT a fee in kind which will be compensated in relation to the use by CONSULTANT of a lease car (“LEASE CAR”), to which LEASE CAR CONSULTANT was entitled during his employment with ASML and which CONSULTANT will continue to use upon his retirement per December 31, 2005 during the length of this contract.

At the termination of the AGREEMENT the CONSULTANT will return the LEASE CAR to ASML.

The costs in relation to the LEASE CAR are attached hereto in attachment I.

Any fees due to CONSULTANT in excess of the RETAINER FEE will be paid in cash to CONSULTANT. The RETAINER FEE shall be paid by half-day segments, with the understanding that a half-day segment consists of four (4) hours, and will be USD 800.00 per half-day segment. The RETAINER FEE is the minimum to be paid to CONSULTANT in any given month, as well as for the full year. In case the fee to be paid for CONSULTANT’s SERVICES is higher than the RETAINER FEE in any given month, the balance will be transferred to the following month.

The fees will be settled per December 31, 2006 and subsequently at the end of the AGREEMENT if terminated after December 31, 2006.

b. EXPENSE REIMBURSEMENT. ASML will pay, upon submission of appropriate vouchers and supporting documentation, the expenses of CONSULTANT incurred at ASML’s request according to ASML’s usual and ordinary practices, provided that such expenses are reasonable and necessary. Provisions of the ASML travel policy applicable to a Board of Management member will be applicable subject to prior approval of a trip by an agent of ASML with the authority to act on ASML’s behalf.

9.	INDEPENDENT CONTRACTOR.

CONSULTANT’s relationship with ASML is that of an independent contractor and not as an agent or employee of ASML and nothing in this AGREEMENT shall be construed to create an employment relationship. Effective with the termination of CONSULTANT’s employment AGREEMENT with ASML per December 31, 2005, CONSULTANT will be and shall remain an independent CONSULTANT bound by the provisions of this AGREEMENT. CONSULTANT is under the control of ASML only as to the result of CONSULTANT’S work and not as to the means, manner and methods by which such result is accomplished. Neither party hereto shall be liable for any obligation incurred by the other except as provided herein. ASML shall not withhold from CONSULTANT’S fees any amounts for income taxes or other similar assessments.

10.	RETURN OF INFORMATION.

In the event of the termination or expiration of this AGREEMENT for any reason whatsoever, CONSULTANT shall promptly return to ASML all materials, documents, or data, whether in written, graphic, machine readable or other form, containing the Confidential Information. CONSULTANT’s obligations hereunder shall survive the termination of this AGREEMENT.

11.	SEVERABILITY AND WAIVER.

If any provision of this AGREEMENT is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without impairment.

12.	CHOICE OF LAW AND VENUE.

This AGREEMENT shall be construed in accordance with the laws of the Netherlands. Any and all disputes, which may arise out of or in connection with this AGREEMENT, or for the breach thereof, which cannot be settled amicably by the parties, shall be adjudicated in the competent court of ‘s-Hertogenbosch.

13.	ENTIRE UNDERSTANDING.

This AGREEMENT sets forth the entire understanding and AGREEMENT of the parties, and replaces and supersedes all prior and contemporaneous AGREEMENTs, contracts or understandings, written or orally made, between ASML and CONSULTANT with respect to the subject matter hereof.
IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this AGREEMENT as of the date first written above.

ASML Holding N.V. (“ASML”)		CONSULTANT
/s/	H. Bodt	/s/	D. Chavoustie
By:	Henk Bodt	By:	David P. Chavoustie
Its:	Chairman of the Supervisory Board

/s/	E. Meurice
By:	Eric Meurice
Its:	President and CEO

/s/	P. TFM Wennick
By:	Peter T.F.M. Wennink
Its:	EVP and CFO

ATTACHMENT I
Car Lease Cost

Car lease cost Associated Insurance	USD USD	999 per month 200 per month
+
Total	USD	1199 per month